Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

2018 Amendment to November 17, 2005 License Agreement for Wireless Communications Access System between City of Chicago and Chicago Concourse Development Group, LLC

This 2018 Amendment to November 17, 2005 License Agreement for Wireless Communications Access System between City of Chicago and Chicago Concourse Development Group, LLC (“2018 Amendment”) is made as of March 31, 2018 by and between the CITY OF CHICAGO, an Illinois municipal corporation, (the “City”) and CHICAGO CONCOURSE DEVELOPMENT GROUP, LLC, a subsidiary of BOINGO WIRELESS, INC. (subsidiary and parent company hereby collectively referred to as “Boingo”).

The parties hereby agree as follows:

A.            On November 17, 2005, the City of Chicago (“City”) and Boingo entered into a License Agreement for Wireless Communications Access System between City of Chicago and Chicago Concourse Development Group, LLC (“Agreement”).

B.            On December 31, 2014, the City and Boingo entered into an Amendment to the Agreement titled “Amendment Number 2,” and agreed not to exercise either party’s option not to extend the Term of the Agreement upon expiration of the Agreement Term, whereby the Agreement automatically entered the First Extension Period pursuant to Section 3.2(A) of the Agreement on January 1, 2016.

C.            On December 31, 2017, the City and Boingo entered into an Agreement to Amend the Agreement (“Agreement to Amend”) stipulating that the parties would negotiate and enter into a new amendment to the Agreement prior to March 31, 2018 as a condition precedent to the parties not exercising their options not to extend the Agreement prior to termination of the First Extension Period pursuant to Section 3.2(B) of the Agreement.

D.            As memorialized in the Agreement to Amend and finalized by execution of this 2018 Amendment, the parties are not exercising their options not to extend the Term of the Agreement, and the Agreement will [*]

E.             Having met and negotiated the terms of this 2018 Amendment, the parties hereby agree to amend and restate Exhibit A of the Agreement as follows:

“Exhibit A

1.              Licensee shall deliver an annual presentation for each airport on the upgrade/enhancements planned for the upcoming year by Q4 of the previous year.

2.              Licensee shall [*] within all previously agreed upon coverage areas of the airports. To this effect Licensee will provide City Department of Aviation (“CDA”) with [*], details of which shall be

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

mutually agreed to by the parties. CDA reserves the right to [*] and Licensee shall cooperate with CDA to [*] and to [*].

3.              Licensee shall respond to customer service requests in a timely manner (within 3 business days) and shall communicate with CDA regarding the findings and resolutions. In addition, executive summaries of quantitative studies which are performed will be shared with CDA as are made available from time to time by Licensee.

4.              When commercially reasonable, and at minimal additional cost to Licensee, Licensee will install extra fiber strands per mutually agreeable specifications, for exclusive use of CDA when new fiber is installed for carriers.

5.              Licensee shall provide Wi-Fi user data to CDA within the existing Wi-Fi network at Chicago and Midway airports for CDA to determine operational KPIs including pathing, dwell time, and user density in the airports. Licensee will work with CDA to determine data requirements and deliverables, notwithstanding the above, Licensee’s responsibility will be limited to currently deployed technology and tools without the need for Licensee to license new software and/or technology.  Additional enhancements or changes associated with the data shall be at [*] expense.  Format shall be electronic and delivered monthly.

6.              [*]

7.              Licensee shall provide CDA with requested agreements for projects at CDA. Licensee shall disclose agreements with other entities in the airport properties.

8.              Licensee shall design development in accordance with CDA Design and Construction Standards. Design Review and Implementation.

a.              Detailed design drawings and CADD files depicting the work must be submitted for review and possible revision.

b.              New duct bank routes must be designed and built for cable runs; existing CDA infrastructure cannot be utilized without a written exception.

c.               New duct banks must be encased in concrete.

d.              All new projects are to be proposed to CDA through the Tenant Projects SOP

9.              Licensee shall adhere to current CDA Construction Standards and Construction Management, which include mapping existing Infrastructure and setting priorities for space and future capacities.

a.              Cables and other network equipment must be labeled/tagged by Licensee.

b.              Updated as-built drawings and CADD files must be submitted upon completion of work and CDA Acceptance Process by Licensee.

10.       Provide Licensee owned/shareable CDA Diagrams (Up & Down Stream, Network Topology and infrastructure) to CDA. Submit detailed as-builts and CAD files.

11.       Licensee shall provide fiber trace of all Licensee fiber throughout both airports depicting not only fiber for CDA but fiber Licensee has laid for other commercial contracts/projects.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.       Licensee shall provide dashboard access for Network services/devices (Routers, Switches, access points) content of which shall be mutually agreed upon by the parties, as well as real-time alerts for critical/high impact events to be delivered by Licensee’s Network Operations Center (NOC).

13.       Licensee shall provide dashboard access for Utilization (Capacity reports), content of which shall be mutually agreed upon by the parties.  In addition, Licensee will work in good faith with CDA to resolve text-packet loss issues by coordinating with the carriers.

14.       Licensee shall complete infrastructure for TSA throughput.  Once the infrastructure installation has been completed by Licensee, Licensee’s involvement will be limited to ongoing reporting obligations.  If a change, relocation or reconfiguration is requested by CDA, then Licensee will work with CDA to implement such change, at CDA’s cost.

15.       Licensee shall work with carriers to implement next generation wireless (e.g. 5G) once carriers are ready to deploy at the applicable airport.

16.       Licensee shall continue to work with carriers to implement cell coverage inside aircrafts at gates, subject to carrier design and deployment at the applicable airport and subject to technical limitations of signal penetration into airplanes.

17.       Licensee shall implement Passpoint program for carriers providing the service which elect to implement at O’Hare and/or Midway as applicable, pursuant to an executed agreement.

18.       Licensee shall implement free (ad-supported) 45-minute rolling segment program starting Q1 2018.

19.       Provide documentation of all fiber that is sold, shared, or leased to other entities.  This documentation must include at a minimum type of fiber, the number of strands sold, shared, or leased, who they were sold, shared, or leased to, and the date of sale, share, or lease.

20.       Maintenance, repair or replacement of existing Licensee facilities are to be funded by Licensee, regardless if CDA or Licensee initiates the work, provided however that payment for relocation of Licensee’s equipment shall continue to be governed by the original Agreement.

21.       Licensee or contractors/subcontractors performing work for Licensee are only allowed access to secure areas which pertain to their scope of work.  Badges granting access to secure areas are to expire upon completion of the scope of work of a project.

22.       Licensee may not tap into existing CDA electric lines for service to equipment needing power without prior authorization from CDA; otherwise new electric service must be requested.”

F.              Execution of this Amendment by Boingo is duly authorized by Boingo, and the signature(s) of each person signing on behalf of Boingo have been made with complete and full authority to commit Boingo to all terms and conditions of this Amendment, including each and every representation, certification, and warranty contained herein, or as may be required by the terms and conditions hereof.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

G.            This 2018 Amendment may be comprised of several identical counterparts and may be fully executed by the parties in separate counterparts.  Each counterpart is deemed to be an original, but all such counterparts together must constitute but one and the same 2018 Amendment.

H.           All other terms and conditions of the Agreement, except as herein modified, and previous addenda shall remain unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this 2018 Amendment as of March 31, 2018.

Chicago Department of Aviation	Chicago Concourse Development Group, LLC

/s/ Ginger S. Evans SWD	/s/David Hagan

Ginger S. Evans,	Name
Commissioner of Aviation

Manager
Title

Boingo Wireless, Inc.

/s/David Hagan
Name

Chief Executive Officer
Title

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.